FOR IMMEDIATE RELEASE
October 22, 1996

                  HUBCO Release Third Quarter Earnings Results

         Mahwah, New Jersey, October 22, 1996 -- HUBCO, Inc. (NASDAQ:HUBC), the third largest New Jersey based commercial banking company today reported earnings for the third quarter and first nine months of 1996. The third quarter results include all of the previously disclosed merger related and restructuring charges related to the consummation of the Lafayette American Bank and Trust Company acquisition on July 1, 1996, together with the FDIC's one-time assessment to recapitalize the SAIF fund based on HUBCO's acquired SAIF balances pursuant to Federal legislation. The results are reported here both before and after all such third quarter charges. The results reflect the operation of Lafayette American which was accounted for as a pooling for all periods but only reflect the acquisition of Hometown Bancorporation since the closing of that transaction on August 31, 1996, since that transaction was accounted for as a purchase.

         Earnings per share, fully diluted for the third quarter of 1996 excluding merger related, restructuring charges and the SAIF recapitalization charge increased 11.6% to $.48 per share ($9,334,000), from $.43 per share ($8,606,000) for the same period last year. Including all the special charges described above earnings declined to $1,269,000 or $.07 per share.

         For the nine months ended September 30, 1996, fully diluted earnings per share before merger related, restructuring and SAIF recapitalization charges increased 8.5% to $1.27 ($24,746,000), from $1.17 per share ($23,632,000) for the same period last year. Including all the special charges to date, earnings declined to $15,218,000 or $.78 per share.

         HUBCO's net interest margin for the third quarter of 1996 was 4.92% and was 5.07% for the nine month period ending September 30, 1996. This compares with 5.31% and 5.32% for the comparable periods in 1995.

         Non-interest income, excluding security gains, totaled $5,999,000 for the third quarter and $17,621,000 for the nine month period. This represents a decrease of 3.7% from the 1995 third quarter which benefited from a $1,000,000 gain arising from the settlement of a bonding company claim and an increase of 2.3% from the first nine months of 1995.

         Overhead expenses excluding merger related and restructuring charges and the SAIF recapitalization charge for the third quarter of 1996 decreased 8.0% to $19,925,000 from $21,664,000 for the last year's third quarter. For the nine month period ended September 30, 1996, excluding such special charges, overhead expenses decreased 12.7% to $60,761,000 from $69,567,000. The merger related and restructuring charges on an after tax basis totaled $7,554,000 for the third quarter and $9,016,000 for the nine month period while the SAIF recapitalization charges totaled $512,000 on an after tax basis for both periods. All of the merger related and restructuring charges related to Lafayette American have now been expensed. The computer conversion of Lafayette American took place on September 20, 1996, as did certain other cost reduction steps. The related cost savings from the Lafayette American acquisition are expected to be reflected in HUBCO's future results. HUBCO's efficiency ratio, excluding merger related and restructuring charges and SAIF recapitalization charges, was 57.60% for the third quarter and 58.37% for the nine month period ended September 30, 1996.

         Non-performing assets of $39,050,000 (1.4% of assets) were flat from $39,570,000 a year ago and up slightly from $37,885,000 at June 30, 1996. Non-performing loans totaled $31,960,000 (2.0% of loans) up from $25,628,000 a year ago and flat from $31,039,000 at June 30, 1996. The Allowance for Possible Loan Losses totaled $29,709,000 which represented 93.0% of non-performing loans and 96.6% of non-accruing loans.

         HUBCO's total assets at September 30, 1996 were $2.72 billion. Loans totaled $1.61 billion, deposits were $2.24 billion and stockholders equity was $182.6 million. HUBCO raised $75 million of Subordinated Debt during the quarter, a substantial portion of which is included in Tier II Capital. Capital ratios for HUBCO were as follows: Tier I Risk Based - 9.47%, Total Risk Based-15.46% and The Leverage Capital Ratio was 6.40%. These ratios all exceed the regulatory requirements of 6%, 10% and 5% respectively to be considered a well capitalized institution.

         HUBCO, Inc. is the bank holding company for Hudson United Bank which operates 59 branches in New Jersey and Lafayette American Bank and Trust Company which operates 21 branches in Connecticut. Two additional acquisitions in Connecticut are pending and are expected to close in the fourth quarter.



                                  HUBCO, INC.

                              Financial Highlights
                      (in thousands, except per share data)

                                                            Quarter Ended
                                                             September 30
                                                             ------------

                                                         1996         1995
                                                         ----         ----
Net Interest Income                                   $28,505       $29,434
Provision for Possible Loan Losses                      1,429         1,650
Net Income                                              1,269         8,606
Net Income, excluding one-time charge                   9,334         8,606
Net Income Per Share, fully diluted                       .07           .43
Net Income Per Share, excluding one-time charges          .48           .43
Weighted Average Shares Outstanding                    19,257        20,031

                                                           Nine Months Ended
                                                             September 30
                                                             ------------

                                                        1996          1995
                                                        ----          ----
Net Interest Income                                  $85,871        $88,581
Provision for Possible Loan Losses                     5,825          5,890
Net Income                                            15,218         23,632
Net Income, excluding one-time charges                24,746         23,632
Net Income Per Share, fully diluted                      .78           1.17
Net Income Per Share, excluding one-time charges        1.27           1.17
Weighted average Shares Outstanding                   19,460         20,153


                                                           At September 30
                                                           ---------------

                                                        1996         1995
                                                        ----         ----
Total Assets                                      $2,724,664     $2,442,562
Total Loans                                        1,609,410      1,434,248
Total Deposits                                     2,239,157      2,097,723
Stockholders' Equity                                 182,631        185,817

Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.